EXHIBIT 11.1

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                              THREE MONTHS ENDED MARCH 31,
                                              -----------------------------
                                                 1996               1997
                                              ----------         ----------
Weighted average shares
    outstanding                                   4,473              7,200
Common Stock equivalents:
    Stock options granted                            37
    Warrants granted                                 47
                                              ----------         ----------

Weighted average number of shares used in
    computing net income(loss) per share           4,557             7,200

  Net income (loss)                            $     173          $   (996)
  Net income (loss) per
    common shares                              $    0.04          $  (0.14)

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